Exhibit 99.3
Consent of Rothschild Inc.
Board of Directors
Compagnie Générale de Géophysique
1, rue Léon Migaux
91341 Massy Cedex
France
We hereby consent to the use of our opinion letter dated September 4, 2006 to the Board of Directors of Compagnie Générale de Géophysique (“CGG”) included as Appendix D to the proxy statement/prospectus which forms a part of the Registration Statement of CGG on Form F-4 relating to the proposed merger of a wholly owned subsidiary of CGG with and intoVeritas DGC Inc. and to the references to such opinion in such proxy statement/prospectus under the caption “THE MERGER” – Opinions of CGG’s Financial Advisors – Opinion of Rothschild Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commissions promulgated thereunder.

/s/ ROTHSCHILD INC.
ROTHSCHILD INC.

New York, NY
November 27, 2006